Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.312.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

March 30, 2012 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period February 1, 2012 through February 29, 2012 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of February 29, 2012

The following information concerns the Company’s provisional (unaudited) results for the month ended February 29, 2012.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended February 29, 2012:

Estimated financial data of the Company for the month ended February 29, 2012

The estimated and unaudited financial data of the Company as of February 29, 2012 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	January 31, 2012	February 29, 2012
Net revenue	$—	$—
Operating income (expense)	$(4,973)	$(5,465)
Profit(Loss) from operations	$(4,973)	$(5,465)

Other income (expenses), net	$87	$330
Preferred Stock:
-Deemed Dividend	$—	$—
EBITDA	$(4,886)	$(5,135)

Depreciation and amortization	$(172)	$(170)
Amortization of debt discount and issuance costs	$—	$—
Interest expense	$(2)	$(1)

Net profit /(loss) attributable to common shareholders	$(5,060)	$(5,306)

Estimated research and development expenses were $2.5 million for the month of January 2012 and $2.7 million for the month of February 2012.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of January 31, 2012 and February 29, 2012, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	January 31, 2012	February 29, 2012
Cash and cash equivalents	$36,432	$31,789
Long term obligations, current portion	$(934)	$(898)
Convertible senior notes	$—	$—
Estimated Net Financial Standing, current portion	$35,498	$30,891
Long term obligations, less current portion	$(3,003)	$(3,075)
Net financial standing, less current portion	$(3,003)	$(3,075)
Estimated Net Financial Standing	$32,495	$27,816

The total estimated and unaudited net financial standing of the Company as of February 29, 2012 was approximately $27,816 (in thousands of U.S. dollars).

In February 2012, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Regulatory Matters and Products in Development

Pixantrone

a) Marketing authorization process in U.S.A.

On January 30, 2012, the Company announced that it had voluntarily withdrawn its new drug application (the “NDA”) for pixantrone from the U.S. Food and Drug Administration (the “FDA”). The NDA was withdrawn because, after communications with the FDA, the Company needed additional time to prepare for the review of the NDA by the FDA’s Oncologic Drugs Advisory Committee (“ODAC”) at a meeting scheduled for February 9, 2012. Prior to withdrawing the NDA, the Company requested that the FDA consider rescheduling the review of the NDA to the ODAC meeting to be held in late March. The FDA was unable to accommodate the Company’s request to reschedule, and given the April 24, 2012 Prescription Drug User Fee Act (PDUFA) date, the only way to have pixantrone possibly considered at a later ODAC meeting was for the Company to withdraw and later resubmit the NDA. The Company plans to resubmit the NDA in 2012.

b) Marketing authorization process in Europe

On February 17, 2012, the Company announced that Pixuvri™ (pixantrone dimaleate) has been granted a positive opinion for conditional approval from the European Medicine Agency’s (the “EMA”) Committee for Human Medicinal Products (“CHMP”). The CHMP recommended Pixuvri for conditional approval as monotherapy for the treatment of adult patients with multiple relapsed or refractory aggressive non-Hodgkin B-cell lymphomas (“NHL”). A conditional marketing authorization is renewable annually. Under the provisions of the conditional marketing authorization for Pixuvri, the Company will be required to complete a post-marketing study aimed at confirming the clinical benefit previously observed. Based on the CHMP’s recommendation, the Company expects that a conditional marketing authorization for Pixuvri should be granted by the European Commission during the second quarter of 2012.

Corporate Transactions and Assignment of Assets

On February 13, 2012, the Company entered into a Stipulation of Settlement (the “Stipulation”) pursuant to which the Company and certain of its current officers and directors have, subject to certain conditions and approvals, agreed to settle the previously-disclosed consolidated securities class action litigation, In re Cell Therapeutics, Inc. Class Action Litigation., Case No. C10-414 MJP, pending in the U.S. District Court for the Western District of Washington.

For additional information regarding the Stipulation, please refer to the Company’s press release dated February 15, 2012.

Exchange Listing Matters

With respect to the period from February 1, 2012 through February 29, 2012, the Company has no additional information to disclose to the market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Company’s common stock, no par value (the “Common Stock”) issued and outstanding as of January 31, 2012 and February 29, 2012 was 226,586,019 and 226,585,253, respectively.

During the month of February 2012, the following transaction contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	cancellation of 766 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $31.8 million in cash and cash equivalents as of February 29, 2012.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the EMA, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that the FDA may request additional clinical trials, that the EMA may not approve the Company’s marketing authorization application for pixantrone after review, that Pixuvri may not be approved as monotherapy for the treatment of adult patients with multiple relapsed or refractory aggressive NHL, that a conditional marketing authorization for Pixuvri may not be granted by the European Commission during the second quarter of 2012 or at all, that the Company may not be able complete a post-marketing study aimed at confirming the clinical benefit previously observed, that full marketing authorization for Pixuvri may not be obtained, that the EMA and/or the European Commission may not formally adopt the CHMP’s recommendation regarding Pixuvri, the Company’s conditional marketing authorization, if granted, may not be renewed, that the Company may not be able to address satisfactorily the two key matters raised by the FDA’s Office of New Drugs (the “OND”) or other matters raised by the FDA, the OND, and/or the FDA’s Division of Oncology Products 1 (the “DOP1”), that the Company’s interpretation of the guidance provided by the FDA, the OND and/or the DOD1 may be different than the intent of the FDA, OND and/or the DOP1, that the FDA, OND and/or the DOP1 may change its guidance, that the PIX301 study may not be deemed successful, that upon a re-review or resubmission of the NDA, that the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter, that the Company cannot guarantee that the NDA will be resubmitted in 2012, that the FDA may not accept the NDA if resubmitted, that the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future

ODAC meeting, that the Company may not obtain approval of the NDA from the FDA in 2012, the risk that the proposed settlement may not receive preliminary or final court approval, or other required approvals, that conditions to effect the settlement may not be met, that the Company cannot guarantee that it will maintain compliance with the NASDAQ listing standards, the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors